EXHIBIT 23
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Board of Directors
Jones Lang LaSalle Incorporated:


We consent to incorporation by reference in the registration statement (No. 333-42193) on Form S-8 and the registration statement (No. 333-70969) on Form S-3 of Jones Lang LaSalle Incorporated of our report dated February 7, 2000, except as to note 14 which is as of June 22, 2000, relating to the consolidated balance sheets of Jones Lang LaSalle Incorporated as of December 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Form 8-K of Jones Lang LaSalle Incorporated dated August 11, 2000.




                              /s/ KPMG LLP




Chicago, Illinois
August 11, 2000